Exhibit 99.1

For release:  February 22, 2011

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex:  NHC, NHC.PRA), one of the nation's oldest long-term health care companies, today announced net income available to common shareholders of $44,022,000 or $3.22 per share basic for the year ended Dec. 31, 2010, compared to $31,376,000 or $2.31 per share basic for the year ended Dec. 31, 2009, an increase of 40.3%.  Annual operating revenues in 2010 increased 7.1% from $668,221,000 to $715,504,000.

Fourth quarter of 2010 net income available to common shareholders was $13,187,000 or 97 cents per basic share, compared to $4,986,000 or 37 cents per basic share in the fourth quarter of 2009.  Operating revenues for the fourth quarter of 2010 increased 13.1% from $168,499,000 to $190,568,000.  Operating results for the fourth quarter of 2010 benefitted from Medicare reimbursement rate changes effective October 1, 2010, improved patient mix, and a $2,172,000 after tax gain on the recovery of certain assets previously written off.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 long-term health care centers with 9,548 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 15 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

NHC Reports Year End Results

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Revenues:	2010	2009	2010	2009
Net patient revenues	$ 177,476	$ 158,127	$ 663,629	$ 621,589
Other revenues	13,092	10,372	51,875	46,632
Net operating revenues	190,568	168,499	715,504	668,221

Costs and Expenses:
Salaries, wages and benefits	107,983	96,273	400,270	370,708
Other operating	50,359	45,557	197,016	188,145
Rent	8,358	8,287	32,937	32,351
Depreciation and amortization	7,251	6,564	27,141	25,429
Interest	117	162	513	716
Total costs and expenses	174,068	156,843	657,877	617,349

Income Before Non-Operating Income	16,500	11,656	57,627	50,872
Non-Operating Income	8,382	4,171	23,340	16,784

Income Before Income Taxes	24,882	15,827	80,967	67,656
Income Tax Provision	(9,527)	(8,673)	(28,272)	(27,607)

Net Income	15,355	7,154	52,695	40,049

Dividends to Preferred Stockholders	(2,168)	(2,168)	(8,673)	(8,673)

Net Income Available to Common Stockholders	$ 13,187	$ 4,986	$ 44,022	$ 31,376

Earnings Per Common Share:
Basic	$ 0.97	$ 0.37	$ 3.22	$ 2.31
Diluted	$ 0.97	$ 0.37	$ 3.22	$ 2.31

Weighted average common shares outstanding
Basic	13,568,903	13,683,026	13,671,053	13,562,850
Diluted	13,584,253	13,689,185	13,676,476	13,577,676

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2010	2009
Cash and marketable securities	$ 236,463	$ 226,586
Current assets	322,126	300,652
Total assets	829,015	788,532
Current liabilities	223,806	212,485
Long-term obligations	28,861	32,633
Deferred lease credits	1,212	2,423
Deferred revenue	13,990	15,212
Stockholders' equity	561,146	525,779

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NHC Reports Year End Results

Selected Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Per Diems:
Medicare	$ 448.58	$ 376.97	$ 398.68	$ 380.49
Medicaid	$ 158.11	$ 155.36	$ 156.84	$ 152.23
Private Pay and Other	$ 240.03	$ 226.70	$ 235.54	$ 225.98

Patient Days:
Medicare	108,603	106,346	438,754	419,693
Medicaid	284,174	281,073	1,111,203	1,109,913
Private Pay and Other	177,554	168,289	685,852	674,643
	570,331	555,708	2,235,809	2,204,249

Average Per Diem	$ 238.92	$ 219.37	$ 228.44	$ 218.26